Exhibit 99.1

January 29, 2019

A. O. Smith achieves record sales and net earnings in 2018

Milwaukee, Wis.— Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record sales of $3.2 billion and record net earnings of $444.2 million in 2018, or $2.58 per share.

Sales for 2018 grew over six percent from $3.0 billion in 2017, driven by solid demand for boilers and residential water heaters in the U.S. and water treatment products in China. Global water treatment sales were approximately $400 million in 2018. Total China sales grew approximately four percent. Excluding the favorable impact from currency translation, China sales grew approximately two percent.

Net earnings of $444.2 million or $2.58 per share were higher than 2017 net earnings of $296.5 million or $1.70 per share. Adjusted earnings of $449.2 million or $2.61 per share increased approximately 19 percent compared with 2017 adjusted earnings of $378.3 million or $2.17 per share.    Adjusted earnings in 2018 excluded $5.0 million of after-tax restructuring and impairment costs related to a plant closing, and 2017 adjusted earnings excluded one-time charges related to U. S. Tax Reform.

In the fourth quarter, the company achieved net earnings of $126.3 million or $0.74 per share on sales of $812.5 million. Fourth quarter 2017 net earnings were $22.7 million or $0.13 per share on sales of $768.6 million. Adjusted earnings for the same three-month period in 2017 were $104.5 million or $0.60 per share, which excluded one-time charges related to U.S. Tax Reform.

A. O. Smith is providing non-GAAP measures (adjusted earnings, adjusted earnings per share, adjusted segment margins and adjusted effective tax rate) for the full year 2018 that exclude restructuring and impairment charges related to a plant closing in the first quarter, and for the fourth quarter of 2017 that exclude the company’s total one-time tax charges related to U.S. Tax Reform. Reconciliations to measures on a GAAP basis are provided in the financial information included with this press release.

“2018 marked another year of growth for A. O. Smith. We saw strong water heater and boiler sales in North America, and we’re pleased with the trajectory that we’re on with global water treatment,” said Kevin Wheeler, president and chief executive officer. “In seven years we have been able to grow our global water treatment sales from approximately $35 million to $400 million.”

North America segment

Sales for the North America segment in 2018 were $2.0 billion, a seven percent increase over 2017 sales of $1.9 billion. The increase in sales was primarily due to higher volumes of boilers and residential water heaters in the U.S. and pricing actions related to steel cost increases. North America water treatment sales, including the newly launched Lowe’s business in the third quarter, incrementally added approximately $29 million to the company’s North America segment sales.

Segment earnings increased approximately eight percent in 2018 to $464.1 million compared with $428.6 million in 2017. Segment earnings in 2018 included $6.7 million in pre-tax restructuring and impairment charges related to a plant closing. The favorable impact from higher sales of boilers and residential water heaters in the U.S. and pricing actions was partially offset by higher steel and other product-related costs and one-time costs associated with the launch of water treatment products at Lowe’s. As a result of these factors, 2018 segment margin of 22.7 percent and adjusted segment margin of 23.0 percent were higher than the 2017 segment margin of 22.5 percent.

Fourth quarter 2018 sales for the segment of $521.9 million increased 13 percent compared with the prior year’s fourth quarter sales. The increase in sales was primarily due to higher volumes of boilers and residential water heaters in the U.S. and pricing actions related to steel cost increases.

Fourth quarter segment earnings of $127.6 million were 22 percent higher than segment earnings of $104.9 million in the fourth quarter of the prior year. The favorable impact from higher sales of boilers and residential water heaters in the U.S. and pricing actions were partially offset by higher steel and other product-related costs. These factors drove the fourth quarter segment margin higher to 24.4 percent compared with fourth quarter segment margin of 22.8 percent in 2017.

Rest of World segment

Sales of this segment increased five percent in 2018 to $1.2 billion compared with 2017 sales. China sales increased nearly two percent on a local currency basis. The Chinese currency favorably impacted the translation of China sales by approximately $23 million. In China, higher water treatment product sales were partially offset by lower sales of electric water heaters and air purification products. Water heater and water treatment product sales in India increased approximately $8 million, or over 30 percent, in 2018 compared with 2017.

Earnings for this segment of $149.3 million were flat in 2018 compared with the prior year. The favorable impact to profits from higher water treatment product sales and improved performance in India were offset by the impact to profits from lower sales of electric water heaters and air purification products, as well as higher sales, general and administration expenses in China. Higher advertising costs related to brand building and higher product development engineering costs were the primary drivers of higher SG&A in China. Segment margin in 2018 declined to 12.7 percent as a result of these factors.

Segment sales for the fourth quarter 2018 of $297.6 million declined five percent compared with the same quarter in 2017. China sales declined three percent in local currency, as the China economy continued to weaken. Higher sales of water treatment products were more than offset by lower sales of water heaters and air purifiers. Compared with the prior year, the Chinese currency depreciated in the quarter, which unfavorably impacted translated sales by approximately $12 million. India sales grew over 25 percent compared with the same period in 2017.

Segment earnings of $39.5 million declined 22 percent compared with the fourth quarter of 2017. The impact to profits from lower China sales and higher advertising costs, primarily related to on-line selling holidays in China, more than offset improved performance in India. As a result of these factors, segment margin of 13.3 percent declined from the 16.2 percent segment margin in the same period in 2017. The depreciating Chinese currency negatively impacted segment earnings by approximately $2 million.

Share Repurchases and Other Items

In 2018, the company repurchased 3.8 million shares of its common stock at a total cost of $202.6 million. The company’s Board of Directors approved the addition of five million shares to the share repurchase authority at its December 2018 meeting. At the end of 2018, 6.1 million shares remained on the company’s repurchase authority.

Total debt was $221.4 million as of Dec. 31, 2018, resulting in leverage of 11.4 percent as measured by the ratio of total debt to total capital. Cash and marketable securities, primarily located outside the U.S., totaled $645.0 million, and the company’s net cash position was $423.6 million at the end of 2018. Cash provided by operations was $448.9 million during 2018 compared with $326.4 million during 2017. Higher net earnings and lower outlays for working capital were the primary reasons for the improved cash flow. The company repatriated over $300 million in overseas cash to the United States in 2018.

The 2018 effective income tax rate was 20.4 percent, lower than the 27.4 percent adjusted effective income tax rate experienced in 2017, primarily due to U. S. Tax Reform. The lower effective income tax rate, compared with the 21 percent effective income tax rate that the company projected for 2018 in October, benefitted 2018 results by $.02 per share.

“A. O. Smith was honored to join the S&P 500 Dividend Aristocrats Index in 2018. We continue to review our capital allocation and dedicate a portion of our cash to return to shareholders,” commented Wheeler. “We are pleased to have announced two dividend increases in 2018, and the five year compound annual growth rate of our dividend is 30 percent.”

Outlook for 2019

“North America boilers and residential water heaters performed well in 2018, and we expect this trend will continue in 2019. We believe our business model in China is solid, although we have some near-term challenges to navigate through as the China economy remains weak,” noted Wheeler. “Assuming relatively flat consumer demand in 2019 and without the impact of the previously-disclosed channel inventory build we experienced in 2018, which we estimate was at least five percent of 2018 China sales, we project China sales will decline by three to six percent in 2019 in local currency terms and seven to ten percent in U.S. dollar terms. Since the inventory build primarily occurred in the first quarter of 2018, we anticipate the majority of the related China sales decline will occur in the first quarter of 2019.

“As a result, we expect total company full year sales will grow between one and 2.5 percent and between 2.5 to four percent in local currency terms. We believe 2019 earnings will be between $2.67 and $2.77 per share. The midpoint of our 2019 earnings guidance represents a four percent increase over 2018 adjusted earnings per share,” Wheeler concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further weakening of the Chinese economy and/or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the company’s businesses from international tariffs and trade disputes; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2018	2017	2018	2017
Net sales	$812.5	$768.6	$3,187.9	$2,996.7
Cost of products sold	475.5	446.3	1,882.4	1,764.3

Gross profit	337.0	322.3	1,305.5	1,232.4
Selling, general and administrative expenses	186.1	184.5	753.8	722.8
Restructuring and impairment expenses	—	—	6.7	—
Interest expense	1.8	2.9	8.4	10.1
Other income	(5.7)	(5.9)	(21.2)	(21.3)

Earnings before provision for income taxes	154.8	140.8	557.8	520.8
Provision for income taxes	28.5	118.1	113.6	224.3

Net earnings	$126.3	$22.7	$444.2	$296.5

Diluted earnings per share of common stock	$0.74	$0.13	$2.58	$1.70

Average common shares outstanding (000’s omitted)	170,640	173,775	172,194	174,605

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	December 31, 2018	December 31, 2017
ASSETS:
Cash and cash equivalents	$259.7	$346.6
Marketable securities	385.3	473.4
Receivables	647.3	592.7
Inventories	304.7	297.0
Other current assets	41.5	57.2

Total Current Assets	1,638.5	1,766.9
Net property, plant and equipment	540.0	528.9
Goodwill and other intangibles	806.1	825.4
Other assets	86.9	76.2

Total Assets	$3,071.5	$3,197.4

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$543.8	$535.0
Accrued payroll and benefits	79.4	90.8
Accrued liabilities	120.4	116.0
Product warranties	41.7	44.5
Debt due within one year	—	7.5

Total Current Liabilities	785.3	793.8
Long-term debt	221.4	402.9
Pension liabilities	49.4	48.1
Other liabilities	298.4	307.7
Stockholders’ equity	1,717.0	1,644.9

Total Liabilities and Stockholders’ Equity	$3,071.5	$3,197.4

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

	Twelve Months Ended December 31,
	(unaudited) 2018	2017
Operating Activities
Net earnings	$444.2	$296.5
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	71.9	70.1
U.S. Tax Reform income tax expense	—	81.8
Stock based compensation expense	10.1	9.9
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(40.0)	(127.8)
Noncurrent assets and liabilities	(37.3)	(4.1)

Cash Provided by Operating Activities	448.9	326.4

Investing Activities
Capital expenditures	(85.2)	(94.2)
Acquisitions	—	(43.1)
Investment in marketable securities	(523.4)	(583.5)
Net proceeds from sale of marketable securities	595.9	562.7

Cash Used in Investing Activities	(12.7)	(158.1)

Financing Activities
Long-term debt (repaid) incurred	(189.0)	86.5
Common stock repurchases	(202.6)	(139.1)
Acquisition related contingent payments	(2.3)	(1.7)
Net proceeds (payments) from stock option activity	0.8	(0.9)
Dividends paid	(130.0)	(96.9)

Cash Used In Financing Activities	(523.1)	(152.1)

Net (decrease) increase in cash and cash equivalents	(86.9)	16.2
Cash and cash equivalents — beginning of period	346.6	330.4

Cash and Cash Equivalents — End of Period	$259.7	$346.6

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)		(unaudited)
	2018	2017	2018	2017
Net sales
North America	$521.9	$460.8	$2,044.7	$1,904.8
Rest of World	297.6	313.8	1,173.6	1,116.3
Inter-segment sales	(7.0)	(6.0)	(30.4)	(24.4)

	$812.5	$768.6	$3,187.9	$2,996.7

Earnings
North America (1)	$127.6	$104.9	$464.1	$428.6
Rest of World	39.5	50.8	149.3	149.3

	167.1	155.7	613.4	577.9
Corporate expense	(10.5)	(12.0)	(47.2)	(47.0)
Interest expense	(1.8)	(2.9)	(8.4)	(10.1)

Earnings before income taxes	154.8	140.8	557.8	520.8
Tax provision	28.5	118.1	113.6	224.3

Net earnings	$126.3	$22.7	$444.2	$296.5

(1) includes restructuring and impairment expenses of:	$—	$—	$6.7	$—

A. O. SMITH CORPORATION

Adjusted Earnings and Adjusted EPS

(dollars in millions, except per share data)

(unaudited)

The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net Earnings (GAAP)	$126.3	$22.7	$444.2	$296.5
Restructuring and impairment expenses, before tax	—	—	6.7	—
Tax effect of restructuring and impairment expenses	—	—	(1.7)	—
U.S. Tax Reform income tax expense	—	81.8	—	81.8

Adjusted Earnings	126.3	104.5	449.2	378.3

Diluted EPS (GAAP)	$0.74	$0.13	$2.58	$1.70
Restructuring and impairment expenses per diluted share, before tax	—	—	0.04	—
Tax effect of restructuring and impairment expenses per diluted share	—	—	(0.01)	—
U.S. Tax Reform income tax expense	—	0.47	—	0.47

Adjusted EPS	$0.74	$0.60	$2.61	$2.17

A. O. SMITH CORPORATION

Adjusted Segment Earnings

(dollars in millions)

(unaudited)

The following is a reconciliation of reported segment earnings to adjusted segment earnings (non-GAAP):

	Three Months Ended December 31,		Twelve Months Ended, December 31,
	2018	2017	2018	2017
Segment Earnings (GAAP)
North America	127.6	$104.9	464.1	428.6
Rest of World	39.5	50.8	149.3	149.3

Total Segment Earnings (GAAP)	167.1	155.7	613.4	577.9

Adjustments:
North America restructuring and impairment expenses	—	—	$6.7	$—
Rest of World	—	—	—	—

Total Adjustments	$—	$—	$6.7	$—

Adjusted Segment Earnings
North America	$127.6	$104.9	$470.8	$428.6
Rest of World	39.5	50.8	149.3	149.3

Total Adjusted Segment Earnings	$167.1	$155.7	$620.1	$577.9